As filed with the Securities and Exchange Commission on July 18, 2019

Registration No. 333-219681

Registration No. 333-197414

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-219681

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-197414

UNDER

THE SECURITIES ACT OF 1933

Aratana Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	38-3826477
(State or other jurisdiction	(I.R.S. Employer
of incorporation)	Identification No.)

11400 Tomahawk Creek Parkway, Suite 340

Leawood, Kansas 66211

(913) 353-1000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Craig A. Tooman
President and Chief Executive Officer
Aratana Therapeutics, Inc.
11400 Tomahawk Creek Parkway, Suite 340

Leawood, KS 66211

(Name and Address, including zip code, of Agent for Service)

(913) 353-1000

(Telephone Number, including Area Code, of Agent for Service)

Copies to:

Stephanie M. Hosler, Esq.

Taavi Annus, Esq.

Bryan Cave Leighton Paisner LLP

One Metropolitan Square

211 N. Broadway, Suite 3600

St. Louis, Missouri 63102

Tel: (314) 259-2000

Fax: (314) 259-2020

Approximate date of commencement of proposed sale to the public: Not Applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐	Smaller reporting company ☒

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments No. 1 (the “Amendments”) relate to the following Registration Statements on Form S-3 (the “Registration Statements”) of Aratana Therapeutics, Inc., a Delaware corporation (the “Company” or “Aratana”):

•                  Registration No. 333-219681 filed with the Securities and Exchange Commission on August 4, 2017, pursuant to which an unspecified aggregate number of a variety of securities were registered for issuance at an unspecified price with an aggregate maximum offering price not to exceed $100,000,000; and

•                  Registration No. 333-197414, filed with the Securities and Exchange Commission on July 15, 2014, pursuant to which an unspecified aggregate number of a variety of securities were registered for issuance by the Company at an unspecified price with an aggregate maximum offering price not to exceed $100,000,000, and pursuant to which 500,000 shares of the Company’s common stock were registered for a secondary offering.

On July 18, 2019, pursuant to an Agreement and Plan of Merger, dated as of April 26, 2019 (the “Merger Agreement”), by and among Elanco Animal Health Incorporated, an Indiana corporation (“Elanco”), Elanco Athens Inc., a Delaware corporation and a direct wholly owned subsidiary of Elanco (“Acquisition Sub”), and the Company, Acquisition Sub merged with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Elanco (the “Merger”).

As a result of the Merger, the offerings of the securities pursuant to the Registration Statements have been terminated. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any and all of the securities which remain unsold at the termination of the offering, the Company hereby files these Amendments to terminate the effectiveness of the Registration Statements and to remove from registration all of the securities registered but unsold under the Registration Statements as of the effective time of the Merger, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Aratana certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these post-effective amendments to the registration statements to be signed on its behalf by the undersigned, thereunto duly authorized, in Leawood, Kansas, on July 18, 2019.

Aratana Therapeutics, Inc.

Date: July 18, 2019	By:	/s/ Craig A. Tooman
Name: Craig A. Tooman
Title: President and Chief Executive Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.